Exhibit 5.2

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
February 7, 2025	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Phillips Edison & Company, Inc.	Hamburg	Silicon Valley
11501 Northlake Drive,	Hong Kong	Singapore
Cincinnati, Ohio 45249	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Phillips Edison Grocery Center Operating Partnership I, L.P.

11501 Northlake Drive,

Cincinnati, Ohio 45249

Re:	Registration Statement on Form S-3

To the addressees set forth above:

We have acted as counsel to Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), and Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with their filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale (i) by the Company of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), (ii) by the Company of shares of one or more series of the Company’s preferred stock, $0.01 par value per share (“Preferred Stock”), (iii) by the Company of one or more series of the Company’s debt securities (the “Company Debt Securities”) to be issued under an indenture to be entered into by and between the Company and U.S. Bank Trust Company, National Association, as trustee (a form of which is included as Exhibit 4.3 to the Registration Statement) and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of Company Debt Securities, the “Company Indenture”); (iv) by the Company of shares of Preferred Stock represented by depositary shares (“Depositary Shares”), (v) by the Company of warrants to purchase shares of Common Stock, shares of Preferred Stock or Depositary Shares (“Warrants”), (vi) by the Company of rights to purchase shares of Common Stock or other securities of the Company (“Rights”), (vii) by the Company of units consisting of two or more constituent securities of the Company (“Units”), (viii) by the Operating Partnership of one or more series of the Operating Partnership’s debt securities (the “OP Debt Securities”) to be issued under an indenture dated October 6, 2021 by and among the Operating Partnership, the Company and U.S. Bank Trust Company, National Association, as trustee (which is included as Exhibit 4.4 to the Registration Statement) and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of OP Debt Securities, the “OP Indenture”), and (ix) by the Company of guarantees of the OP Debt Securities (the “Guarantees”) pursuant to the OP Indenture. The Common Stock, Preferred Stock, Company Debt Securities, Depositary Shares, Warrants, Rights, Units, OP Debt Securities and Guarantees are referred to herein collectively as the “Securities.”

February 7, 2025

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Operating Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law, including the validity of the Common Stock and Preferred Stock and the due authorization of the Securities by the Company, are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the applicable deposit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Depositary Shares have been duly established in accordance with the terms of the applicable deposit agreement and authorized by all necessary corporate action of the Company, and such Depositary Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable deposit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the underlying securities have been validly issued and deposited with the depositary), such Depositary Shares will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

February 7, 2025

3.

When the applicable rights agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Rights have been duly authorized in accordance with the terms of the applicable rights agreement and authorized by all necessary corporate action of the Company, and such Rights have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable rights agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Rights have been duly authorized and reserved for issuance by all necessary corporate action), such Rights will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

When the applicable unit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Units have been duly authorized in accordance with the terms of the applicable unit agreement and authorized by all necessary corporate action of the Company, and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable unit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Units have been duly authorized and reserved for issuance by all necessary corporate action), such Units will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.

When the applicable Company Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular series of Company Debt Securities have been duly established in accordance with the terms of the Company Indenture and authorized by all necessary corporate action of the Company, and such Company Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in the manner contemplated by the applicable Prospectus and by such corporate action, as applicable, such Company Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.

When the applicable OP Indenture has been duly authorized, executed and delivered by all necessary limited partnership action of the Operating Partnership and corporate action of the Company, and when the specific terms of a particular series of OP Debt Securities have been duly established in accordance with the terms of the applicable OP Indenture and authorized by all necessary limited partnership action of the Operating Partnership, and such OP Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor, and when the Guarantees of such OP Debt Securities have been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company in accordance with the terms of the applicable OP Indenture and, in each case, in the manner contemplated by the applicable Prospectus and by such limited partnership and corporate action, as applicable, such OP Debt Securities and Guarantees will be the legally valid and binding obligations of the Operating Partnership and the Company, respectively, enforceable against the Operating Partnership and the Company in accordance with their respective terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

February 7, 2025

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed that (a) each of the Depositary Shares, Warrants, Rights, Units, Company Debt Securities, OP Debt Securities and Guarantees and the deposit agreements, warrant agreements, rights agreements, unit agreements, the Company Indenture and OP Indenture governing such Securities and any related board resolution, supplemental indenture or officers’ certificate establishing the terms thereof (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Company, as applicable, enforceable against each of them in accordance with their respective terms and (d) the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities. We have further assumed, with your consent, that the Company, as the sole member of Phillips Edison Shopping Center OP GP I LLC (the “General Partner”), a Delaware limited liability company and the sole general partner of the Operating Partnership, has duly taken or will duly take such internal actions (such as board approval) as may be necessary to enable it to duly act and that the Company has duly acted or will duly act (including the authorization, execution and delivery of the Documents, as applicable), in its capacity as sole member of the sole general partner of the Operating Partnership, on behalf of the Operating Partnership, in connection with the Documents.

February 7, 2025

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP